Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2010 FINANCIAL RESULTS

— Second quarter record revenue of $75.8 million up 27% — Record GMV of $105.5 million up 16% -

Record adjusted EBITDA of $10.2 million up 87% — Record adjusted EPS of $0.18 up 100%

WASHINGTON — May 6, 2010 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its second quarter of fiscal year 2010 (Q2-10) ended March 31, 2010.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated Q2-10 revenue of $75.8 million, an increase of approximately 27% from the prior year’s comparable period.  Adjusted EBITDA for Q2-10 was a record $10.2 million, an increase of approximately 87% from the prior year’s comparable period.  Q2-10 Gross Merchandise Volume (GMV), the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $105.5 million, an increase of approximately 16% from the prior year’s comparable period.

Net income in Q2-10 was $3.6 million or $0.13 diluted earnings per share.  Record adjusted net income in Q2-10 was $4.9 million or a record $0.18 adjusted diluted earnings per share, an increase of approximately 96% and 100%, respectively, from the prior year’s comparable period. Operating cash flow was $12.2 million during Q2-10.

“LSI reported record results across the board in Q2-10 with GMV, adjusted EBITDA and adjusted diluted earnings per share all exceeding our guidance range. We are delighted that more commercial and government sellers and buying customers have discovered the efficiency of our online marketplaces and this has helped generate strong financial results for our shareholders, exemplified by our adjusted EBITDA of $34.7 million and operating cash flow of $26.8 million over the last 12 months. By continuing to provide corporate and government clients the most innovative and effective e-commerce model for surplus assets we are gaining market share, building a stronger business and having a positive impact on our client’s environmental sustainability initiatives.” said Bill Angrick, Chairman and CEO of LSI.

Adjusted EBITDA margins improved sharply to 13.5% in Q2-10 from 10.0% in the prior year period based on revenues and to 9.7% from 6.9% in the prior year period based on GMV.  In addition, we benefited this quarter from continued growth in our capital assets vertical, which now represents approximately 34% of our business.  Our expertise and large buyer base for a range of high value assets such as: store fixtures, material handling equipment, rolling stock, heavy machinery and scrap metal, has allowed us to further penetrate the capital assets market within the government and retail sectors.

“Our buyer marketplace continues to deliver strong results for our sellers as we ended the quarter with approximately 1,299,000 registered buyers, which is up approximately 17% over the prior year period, illustrating that our marketplace continues to be attractive to buyers in a difficult economy,” stated Angrick.

– more –

Business Outlook

We are pleased with our recent progress, and our overall outlook remains positive while acknowledging that there still remains a high level of uncertainty within the global economy and that the recovery of business and consumer spending is still fragile. We expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2010:

(i)                                     improved commodity prices in our scrap business compared to the declining prices during fiscal year 2009;

(ii)                                  stabilized average sales prices realized in our commercial, state and local government marketplaces compared to the declining average prices of fiscal year 2009;

(iii)                               an effective income tax rate of 46%;

(iv)                              improved operations and service levels in our commercial business; and

(v)                                 our expectation that we will achieve less than optimal results in our U.K. business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2010 and the next quarter that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2010 to range from $360 million to $400 million.  We expect GMV for Q3-10 to range from $90 million to $100 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2010 to range from $31 million to $35 million, which is an increase from our prior guidance range of $26 million to $30 million.  We expect Adjusted EBITDA for Q3-10 to range from $7.0 million to $9.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2010 to range from $0.52 to $0.60, which is an increase from our prior guidance range of $0.40 to $0.48.  In Q3-10, we estimate Adjusted Earnings Per Diluted Share to range from $0.11 to $0.15.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 309,956 shares for approximately $3.8 million during the prior quarter, however it does not assume that we will continue to repurchase shares under the program.  On February 2, 2010, the Company’s Board of Directors approved an additional $10.0 million for the share repurchase program, resulting in $7.2 million currently available.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $2.0 million to $2.5 million per quarter for the remaining two quarters of fiscal year 2010.  The Company expects its trend of increasing stock-based compensation costs to moderate in fiscal year 2011.

Key Q2-10 Operating Metrics

Registered Buyers — At the end of Q2-10, registered buyers totaled approximately 1,299,000, representing a 17% increase over the approximately 1,111,000 registered buyers at the end of Q2-09.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 617,000 in Q2-10, an approximately 11% increase over the approximately 557,000 auction participants in Q2-09.

Completed Transactions — Completed transactions increased to approximately 136,000, an approximately 14% increase for Q2-10 from the approximately 120,000 completed transactions in Q2-09.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-10	Q2-09
Profit-Sharing Model:
Original Surplus Contract	0.8%	17.8%
Scrap	16.8%	10.4%
Total Profit Sharing	17.6%	28.2%
Consignment Model:
GovDeals	18.7%	21.2%
Commercial — US	14.8%	21.7%
Total Consignment	33.5%	42.9%
Purchase Model:
Commercial — US	25.9%	20.6%
New Surplus Contract	19.4%	3.4%
Commercial — International	2.3%	3.6%
Total Purchase	47.6%	27.6%

Other	1.3%	1.3%
Total	100.0%	100.0%

Revenue Mix

	Q2-10	Q2-09
Profit-Sharing Model:
Original Surplus Contract	1.1%	27.1%
Scrap	23.4%	15.9%
Total Profit Sharing	24.5%	43.0%
Consignment Model:
GovDeals	2.3%	2.4%
Commercial — US	4.9%	9.8%
Total Consignment	7.2%	12.2%
Purchase Model:
Commercial — US	36.0%	31.5%
New Surplus Contract	27.0%	5.2%
Commercial — International	3.2%	5.4%
Total Purchase	66.2%	42.1%

Other	2.1%	2.7%
Total	100.0%	100.0%

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(in thousands) (unaudited)
Net income	$3,577	$1,675	$6,517	$1,677
Interest income and other income, net	(55)	(90)	(42)	(326)
Provision for income taxes	3,019	1,427	5,650	1,429
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	970	678	1,881	1,316

EBITDA	7,714	3,893	14,413	4,503
Stock compensation expense	2,509	1,566	4,245	3,049

Adjusted EBITDA	$10,223	$5,459	$18,658	$7,552

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock-based compensation expense.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$3,577	$1,675	$6,517	$1,677
Stock compensation expense (net of tax)	1,355	846	2,292	1,647

Adjusted net income	$4,932	$2,521	$8,809	$3,324

Adjusted basic earnings per common share	$0.18	$0.09	$0.32	$0.12

Adjusted diluted earnings per common share	$0.18	$0.09	$0.32	$0.12

Basic weighted average shares outstanding	27,046,617	27,777,517	27,292,963	27,901,907

Diluted weighted average shares outstanding	27,228,908	27,972,045	27,451,074	27,999,171

Conference Call

The Company will host a conference call to discuss the second quarter fiscal year 2010 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-901-5241 or 617-786-2963 and providing the participant pass code 67527039. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  An archive of the web cast will be available on the Company’s website for 30 calendar days ending June 6, 2010 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until June 6, 2010 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 63132276.  Both replays will be available starting at 8:00 p.m. on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

LSI enables buyers and sellers to transact in an efficient, online auction environment offering over 500 product categories. The Company’s marketplaces provide professional buyers access to a global, organized supply of surplus and salvage assets presented with customer focused information including digital images and other relevant product information along with services to efficiently complete the transaction. Additionally, LSI enables its corporate and government sellers to enhance their financial return on excess assets by providing liquid marketplaces and value-added services that integrate sales and marketing, logistics and transaction settlement into a single offering. The Company organizes its products into categories across major industry verticals such as consumer electronics, general merchandise, apparel, scientific equipment, aerospace parts and equipment, technology hardware, and specialty equipment. The Company’s online auction marketplaces are www.liquidation.com, www.govliquidation.com, www.govdeals.com and www.liquibiz.com. LSI also operates a wholesale industry portal, www.goWholesale.com, which connects advertisers with buyers seeking products for resale and related business services.

Contact:

Jim Rallo

Chief Financial Officer & Treasurer

202.467.6868

jim.rallo@liquidityservicesinc.com

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,238	$33,538
Short-term investments	26,228	30,616
Accounts receivable, net of allowance for doubtful accounts of $419 and $613 at March 31, 2010 and September 30, 2009, respectively	4,874	4,243
Inventory	16,590	14,280
Prepaid expenses, deferred taxes and other current assets	10,208	8,705
Total current assets	100,138	91,382
Property and equipment, net	6,950	6,147
Intangible assets, net	3,369	4,203
Goodwill	33,227	33,738
Other assets	3,131	3,118
Total assets	$146,815	$138,588
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,854	$5,456
Accrued expenses and other current liabilities	19,423	14,740
Profit-sharing distributions payable	5,635	4,538
Customer payables	8,073	6,797
Current portion of capital lease obligations	58	56
Total current liabilities	39,043	31,587
Capital lease obligations, net of current portion	52	82
Deferred taxes and other long-term liabilities	2,790	2,937
Total liabilities	41,885	34,606
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,491,287 shares issued and 26,962,787 shares outstanding at March 31, 2010; 28,271,983 shares issued and 27,564,521 shares outstanding at September 30, 2009	27	28
Additional paid-in capital	78,558	73,641
Treasury stock, at cost	(12,795)	(3,874)
Accumulated other comprehensive loss	(5,182)	(3,618)
Retained earnings	44,322	37,805
Total stockholders’ equity	104,930	103,982
Total liabilities and stockholders’ equity	$146,815	$138,588

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Revenue	$75,782	$59,676	$141,096	$115,318
Costs and expenses:
Cost of goods sold (excluding amortization)	33,358	22,703	60,309	41,292
Profit-sharing distributions	11,068	11,797	20,059	26,137
Technology and operations	12,156	11,678	24,242	23,606
Sales and marketing	5,011	4,474	9,659	8,905
General and administrative	6,475	5,131	12,414	10,875
Amortization of contract intangibles	203	203	407	407
Depreciation and amortization	970	678	1,881	1,316

Total costs and expenses	69,241	56,664	128,971	112,538

Income from operations	6,541	3,012	12,125	2,780
Interest income and other income, net	55	90	42	326

Income before provision for income taxes	6,596	3,102	12,167	3,106
Provision for income taxes	(3,019)	(1,427)	(5,650)	(1,429)

Net income	$3,577	$1,675	$6,517	$1,677

Basic earnings per common share	$0.13	$0.06	$0.24	$0.06

Diluted earnings per common share	$0.13	$0.06	$0.24	$0.06

Basic weighted average shares outstanding	27,046,617	27,777,517	27,292,963	27,901,907

Diluted weighted average shares outstanding	27,228,908	27,972,045	27,451,074	27,999,171

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Operating activities
Net income	$3,577	$1,675	$6,517	$1,677
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,174	881	2,288	1,723
Stock compensation expense	2,509	1,566	4,245	3,049
Provision for doubtful accounts	(234)	(370)	(194)	(319)
Changes in operating assets and liabilities:
Accounts receivable	(836)	(780)	(437)	1,297
Inventory	1,026	(475)	(2,309)	243
Prepaid expenses and other assets	(700)	451	(1,515)	(707)
Accounts payable	249	(349)	398	(2,435)
Accrued expenses and other	1,925	2,833	4,683	237
Profit-sharing distributions payable	1,242	106	1,097	(5,779)
Customer payables	2,354	408	1,276	(1,913)
Other liabilities	(82)	(294)	(148)	(120)

Net cash provided by (used in) operating activities	12,204	5,652	15,901	(3,047)
Investing activities
Purchases of short-term investments	(5,318)	(4,455)	(23,465)	(13,915)
Proceeds from the sale of short-term investments	17,180	2,510	27.763	5,400
Increase in goodwill and intangibles	(254)	(2)	(313)	(86)
Purchases of property and equipment	(1,073)	(1,132)	(2,300)	(1,780)

Net cash provided by (used) in investing activities	10,535	(3,079)	1,685	(10,381)
Financing activities
Principal repayments of capital lease obligations and debt	(14)	(5)	(28)	(11)
Proceeds from exercise of common stock options and warrants (net of tax)	503	130	579	182
Incremental tax benefit from exercise of common stock options	93	30	93	40
Repurchases of common stock	(3,837)	(3,874)	(8,922)	(3,874)

Net cash used in financing activities	(3,255)	(3,719)	(8,278)	(3,663)
Effect of exchange rate differences on cash and cash equivalents	(386)	(96)	(608)	(658)

Net (decrease) increase in cash and cash equivalents	19,098	(1,242)	8,700	(17,749)
Cash and cash equivalents at beginning of the period	23,140	35,446	33,538	51,953

Cash and cash equivalents at end of period	$42,238	$34,204	$42,238	$34,204
Supplemental disclosure of cash flow information
Cash paid for income taxes	$5,609	$2,091	$6,072	$2,896
Cash paid for interest	6	12	10	27